Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASTERA LABS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Astera Labs, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Astera Labs, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on October 26, 2017 under the name Astera Labs, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Astera Labs, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of Newcastle, State of Delaware, 19801. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock.

This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that the corporation is authorized to issue is 254,505,932. The total number of shares of common stock authorized to be issued is 163,375,000, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 91,130,932, par value $0.0001 per share (the “Preferred Stock”), 41,666,665 of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”), 9,722 of which shall be designated as Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), 33,126,088 of which shall be designated Series B Preferred Stock (the “Series B Preferred Stock”), 150,868 of which shall be designated Series B-1 Preferred Stock (the “Series B-1 Preferred Stock”) 7,809,824 of which shall be designated Series C Preferred Stock (the “Series C Preferred Stock”) and 8,367,765 of which shall be designated Series D Preferred Stock (the “Series D Preferred Stock”).

Effective upon filing this Amended and Restated Certificate of Incorporation (the “Effective Time”) pursuant to Section 242 of the DGCL, each two (2) shares of the Corporation’s Common Stock and each two (2) shares of the Corporation’s Preferred Stock (including without limitation all shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) issued and outstanding immediately prior to the Effective Time shall automatically without further action on the part of the Corporation or any holder of such Common Stock or Preferred Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of Common Stock or Preferred Stock, as applicable, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued in connection with the Reverse Stock Split. Each outstanding stock certificate of the Corporation, which represented one or more shares of Common Stock or Preferred Stock shall immediately after the Reverse Stock Split represent that number of shares of Common Stock or Preferred Stock, respectively, equal to the quotient obtained by dividing (x) the number of shares of stock represented on such certificates by (y) two (2), rounded down to the nearest whole number. The par value of each share of the Company’s capital stock outstanding after giving effect to the Reverse Split shall remain at $0.0001 per share. All share numbers, dollar amounts and other numbers in this Amended and Restated Certificate of Incorporation have been adjusted to reflect the Reverse Stock Split.

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of each series of Preferred Stock shall be entitled to receive dividends, on a pari passu basis among such series of Preferred Stock, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock an amount per share equal to two (2) times the Series A Original Issue Price, two (2) times the Series A-1 Original Issue Price, one (1) times the Series B Original Issue Price, one (1) times the Series B-1 Original Issue Price, one (1) times the Series C Original Issue Price or one (1) times the Series D Original Issue Price, each as defined below and as the case may be (and each in accordance with the class or series of Preferred Stock held by such holder), for each share of such series of Preferred Stock payable when, as, and if declared by the Board of Directors of this corporation (the “Board of Directors”), pro rata according to the amount payable to such holders (provided, however, that this corporation shall not declare or pay any dividends unless unanimously approved by the Board of Directors). Such dividends shall not be cumulative.

(b) If, after dividends specified above in Subsection 1(a) above have been paid, the Board of Directors unanimously declares additional dividends out of funds legally available therefor, then such additional dividends shall be declared among the holders of the then outstanding Common Stock until the holders of the then outstanding Common Stock receive an amount per share equal to the amount per share paid to the holders of shares of Series A Preferred Stock and Series A-1 Preferred Stock under Subsection 1(a) above.

(c) If, after dividends specified in Subsection 1(b) above have been paid, the Board of Directors unanimously declares additional dividends out of funds legally available therefor, then such additional dividends shall be declared among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number of shares of Common Stock then held by such holders (where each holder of shares of Preferred Stock is to be treated for this purpose as holding, in lieu of such shares of Preferred Stock, the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Preferred Stock pursuant to Subsection 4(a) below).

2. Liquidation Preference.

(a) In the event of any Liquidation Event, either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to, (i) in the case of the Series A Preferred Stock, the greater of (A) two (2) times the Series A Original Issue Price, plus any declared but unpaid dividends (if any) on such share, and (B) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event, (ii) in the case of Series A-1 Preferred Stock, the greater of two (2) times the Series A-1 Original Issue Price, plus any declared but unpaid dividends (if any) on such share, and (B) such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event, (iii) in the case of the Series B Preferred Stock, the greater of (A) the Series B Original Issue Price, plus any declared but unpaid dividends (if any) on such share, and (B) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event, (iv) in the case of the Series B-1 Preferred Stock, the greater of (A) the Series B-1 Original Issue Price, plus any declared but unpaid dividends (if any) on such share, and (B) such amount per share as would have been payable had all shares of Series B-1 Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event, (v) in the case of the Series C Preferred Stock, the greater of (A) the Series C Original Issue Price, plus any declared but unpaid dividends (if any) on such share, and (B) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event, and (vi) in the case of the Series D Preferred Stock, the greater of (A) the Series D Original Issue Price, plus any declared but unpaid dividends (if any) on such share, and (B) such amount per share as would have been payable had all shares of Series D Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Subsection 2(a). For purposes of this Amended and Restated Certificate of Incorporation, (u) “Series A Original Issue Price” shall mean $0.051 per share for each share of the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like after the date of filing of this Amended and Restated Certificate of Incorporation (such date, the “Effective Date”)), (v) “Series A-1 Original Issue Price”) shall mean shall mean $0.051 per share for each share of the Series A-1 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like after the Effective Date), (w) “Series B Original Issue Price” shall mean $0.1962 per share for each share of the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like after the Effective Date), (x) “Series B-1 Original Issue Price” shall mean $0.1962 per share for each share of the Series B-1 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like after the Effective Date), (y) “Series C Original Issue Price” shall mean $1.6809 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like after the Effective Date), and (z) “Series D Original Issue Price” shall mean $5.0848 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like after the Effective Date). The “applicable Original Issue Price” shall mean the Series A Original Issue Price, Series A-1 Original Issue Price, Series B Original Issue Price, Series B-1 Original Issue Price, Series C Original Issue Price, or Series D Original Issue Price, as applicable.

(b) Upon the completion of the distribution required by Subsection 2(a) above, any remaining Proceeds available for distribution to stockholders, if any, shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) For purposes of this Section 2, a “Liquidation Event” shall mean: (A) the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of this corporation’s assets, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer by the corporation (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold more than 50% of the outstanding voting stock of this corporation, or the surviving or acquiring entity (other than any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by this corporation or any successor, or indebtedness of this corporation is cancelled or converted or a combination thereof), (D) a transfer or a grant of an unlimited exclusive right to all or substantially all of this corporation’s intellectual property (other than the grant of limited exclusive licenses in the ordinary course of business) or (E) a voluntary or involuntary liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction; provided, further, that a transaction shall not constitute a Liquidation Event if the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) (the “Preferred Majority”) waive the treatment of such transaction as a Liquidation Event in writing; provided, however that (i) the affirmative vote or written consent of the holders of a majority of the Series C Preferred Stock (the “Series C Majority”) shall also be required to waive the treatment of a particular event as a Liquidation Event with respect to the Series C Preferred Stock and (ii) the affirmative vote or written consent of the holders of a majority of the Series D Preferred Stock (the “Series D Majority”) shall also be required to waive the treatment of a particular event as a Liquidation Event with respect to the Series D Preferred Stock.

(d) In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value as determined by the Board of Directors in good faith, subject to the provisions of this Subsection 2(d) below. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the Preferred Majority or external appraiser unanimously elected by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors in good faith.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6(a) of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(e) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection 2(f) below.

(f) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes.

3. Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Subsection 4(c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for the relevant series of Preferred Stock by the applicable Conversion Price for such series of Preferred Stock determined as hereafter provided, in effect on the date the certificate is provided for conversion. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for such series.) The “Conversion Price” for a share of Preferred Stock initially shall be equal to the applicable Original Issue Price for the relevant series of Preferred Stock and thereafter shall be subject to adjustment as set forth in Subsection 4(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the closing of this corporation’s sale of its Common Stock to the public at a price of at least $2.5424 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, provided that the aggregate gross proceeds to this corporation are at least $40,000,000 and, after such offering, shares of the Company’s Common Stock are listed on the Nasdaq or the New York Stock Exchange (a “Qualified Public Offering”) or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of the Preferred Majority; provided, however, that the affirmative vote or written consent of the Series C Majority shall be required to convert the Series C Preferred Stock to Common Stock in connection with any transaction or series of transactions which would result in the holders of the Series C Preferred Stock receiving proceeds per share which are less than the Series C Original Issue Price; and provided, further that the affirmative vote or written consent of the Series D Majority shall be required to convert the Series D Preferred Stock to Common Stock in connection with any transaction or series of transactions which would result in the holders of the Series D Preferred Stock receiving proceeds per share which are less than the Series D Original Issue Price.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, (i) issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as set forth above and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4(g) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (or an affidavit of lost certificate in lieu thereof in a form reasonably acceptable to this corporation), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the automatic conversion provision of Subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The applicable Conversion Price of a series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price. If this corporation should issue, at any time after the Effective Date any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, then the applicable Conversion Price of the affected series of Preferred Stock shall automatically be reduced as set forth in this Subsection 4(d)(i), unless otherwise provided in this Subsection 4(d)(i).

(A) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Subsection (4)(d)(i), the new Conversion Price shall be determined (on a broad based weighted average formula) by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock so issued. For purposes of the foregoing calculation, the term “Outstanding Common” shall include all outstanding shares of Common Stock and all shares of Common Stock issuable upon conversion and/or exercise of all outstanding Preferred Stock and Common Stock Equivalents.

(B) Definition of “Additional Stock”. For purposes of this Subsection 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Subsection 4(d)(i)(D)) by this corporation after the Effective Date other than the following (known collectively, as the “Excluded Securities”):

(1) the issuance of shares of Common Stock to employees, officers, consultants or directors of this corporation or to other persons performing services for this corporation, directly or pursuant to a stock option plan or restricted stock plan or other service provider agreement, in each case approved by the Board of Directors (including the affirmative vote of at least one Series A Director (as such term is defined below) and the Series B Director (as such term is defined below);

(2) the issuance of capital stock of this corporation as a result of stock splits, stock dividends or similar transactions as described in Subsections 4(d)(ii) or 4(f) hereof;

(3) issuances of Common Stock upon the conversion of the Preferred Stock;

(4)the issuance of securities of this corporation in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, that is approved by the Board of Directors (including the affirmative vote of at least one Series A Director and the Series B Director);

(5) issuances of capital stock of this corporation in a Qualified Public Offering approved by the Board of Directors;

(6) the issuance of capital stock of this corporation in connection with joint ventures, development projects, sponsored research, collaboration, technology license, development, OEM, marketing, or other similar agreements or strategic partnerships, each of which is approved by the Board of Directors (including the affirmative vote of at least one Series A Director and the Series B Director);

(7) issuances of capital stock of this corporation pursuant to options, convertible securities, warrants, notes, or other rights to acquire securities of this corporation, in each case, outstanding as of the Effective Date;

(8) the issuance of the securities of this corporation to financial institutions in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, each of which is approved by the Board of Directors (including the affirmative vote of at least one Series A Director and the Series B Director);

(9) any other issuance of capital stock of this corporation approved in writing by either the Board of Directors (including the affirmative vote of at least one Series A Director and the Series B Director) or the vote, written consent, or agreement of the Preferred Majority; provided, however, that (i) such issuance of capital stock of this corporation shall not be deemed Excluded Securities with respect to the Series C Preferred Stock and adjustments to its Conversion Price without the vote, written consent, or agreement of the Series C Majority and (ii) such issuance of capital stock of this corporation shall not be deemed Excluded Securities with respect to the Series D Preferred Stock and adjustments to its Conversion Price without the vote, written consent, or agreement of the Series D Majority; and

(10) issuances of Series A-1 Preferred Stock and/or Series B-1 Preferred Stock pursuant to certain Secondary Stock Purchase Agreements dated on or about the date hereof or pursuant to a certain Series D Preferred Stock Purchase Agreement dated on or about the date hereof.

(C) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors (including the affirmative vote of at least one Series A Director and the Series B Director) irrespective of any accounting treatment.

(D) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Effective Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Subsection 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Subsection 4(d)(i)(C)).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Subsection 4(d)(i)(D)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subsection 4(d)(i)(D)(2) or 4(d)(i)(D)(3).

(E) No Increased Conversion Price. Notwithstanding any other provisions of this Subsection (4)(d)(i), except to the limited extent provided for in Subsections 4(d)(i)(D)(2) and 4(d)(i)(D)(3), no adjustment of the Conversion Price pursuant to this Subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(F) Multiple Closing Dates. In the event this corporation shall issue on more than one date shares of Additional Stock that are a part of one transaction or a series of related transactions within a ninety (90) day period and that would result in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Subsection 4(d)(i), then, upon such final issuance, the applicable Conversion Price of the affected series of Preferred Stock shall be readjusted to give effect to all such issuances within such ninety (90) day period as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(ii) Stock Splits and Dividends. In the event this corporation should at any time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price for each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Subsection 4(d)(i)(D).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for each series of Preferred Stock that is convertible into Common Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Subsection 4(e), the holders of each series of Preferred Stock that is convertible into Common Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) provision shall be made so that the holders of each series of Preferred Stock that is convertible into Common Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, this corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. No such certificate need be provided for an aggregate change in the Conversion Price of less than $0.01 per share. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the applicable series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock that is convertible into Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(j) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in Subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. So long as at least fifty percent (50%) of the shares of Series A Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of the Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect up to two (2) directors of the corporation (one director for so long as the group of investors identified as Group A Investors pursuant to that certain Amended and Restated Investors’ Rights Agreement, dated as of May 17, 2022, by and among the Company and the investors party thereto (the “Rights Agreement”), continue to own at least 50% of the shares held by them as of the date hereof (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), and the other director for so long as the group of investors identified as Group B Investors pursuant to the Rights Agreement continue to own at least 50% of the shares held by them as of the date hereof (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like)) (the “Series A Directors”). So long as at least 14,651,923 shares of Series B Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of the Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the corporation (the “Series B Director” and together with the Series A Directors, the “Preferred Directors”). The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the corporation (the “Common Directors”). Any additional authorized directors of the corporation shall be elected by the holders of record of the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a class (each, an “Independent Director” and collectively, the “Independent Directors”). Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy in the Board of Directors, including vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

6. Protective Provisions.

(a) Preferred Stock Protective Provisions. So long as a Qualified Public Offering has not occurred and the amount of Preferred Stock issued and outstanding remains in excess of five percent (5%) of the total outstanding share capital of this corporation (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the Preferred Majority:

(i) authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock, other than the issuance pursuant to the terms of the Series D Preferred Stock Purchase Agreement dated on or about the date hereof among this corporation and the investors listed on Schedule A thereto of any authorized but unissued shares of Series D Preferred Stock designated in this Amended and Restated Certificate of Incorporation;

(ii) consummate a Liquidation Event, or effect any other merger, acquisition or consolidation or similar transactions;

(iii) pay or declare any dividend on any shares of capital stock of this corporation;

(iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at no higher than the original purchase price of such shares from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service;

(v) (A) reclassify, alter or amend any existing security of this corporation that is pari passu with any series of Preferred Stock with respect to dividends, liquidation or redemption, if such reclassification, alteration or amendment would render such other security senior to such series of Preferred Stock in respect of any such right, preference or privilege or (B) reclassify, alter or amend any existing security of this corporation that is junior to a series of Preferred Stock with respect to dividends, liquidation or redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with such series of Preferred Stock in respect of any such right, preference or privilege;

(vi) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any series of Preferred Stock;

(vii) increase or decrease the authorized number of directors on the Board of Directors;

(viii) alter or change the rights, preferences or privileges of the Preferred Stock in a manner adverse to the Preferred Stock;

(ix) create, or consummate a transaction that results in the corporation holding capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by this corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of this corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

(x) amend this Section 6(a).

(b) Series C Preferred Stock Protective Provisions. So long as a Qualified Public Offering has not occurred and any shares of Series C Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the Series C Majority:

(i) effect any Liquidation Event where the proceeds payable per share of Series C Preferred Stock at the initial closing of such transaction are less than the Series C Original Issue Price;

(ii) modify, amend or waive the rights, privileges and preferences of the Series C Preferred Stock in a manner adverse to the Series C Preferred Stock;

(iii) pay or declare any dividend on any shares of capital stock of this corporation;

(iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at no higher than the original purchase price of such shares from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service;

(v) increase or decrease the number of authorized shares of Series C Preferred Stock; or

(vi) amend this Section 6(b).

(c) Series D Preferred Stock Protective Provisions. So long as a Qualified Public Offering has not occurred and any shares of Series D Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the Series D Majority:

(i) effect any Liquidation Event where the proceeds payable per share of Series D Preferred Stock at the initial closing of such transaction are less than the Series D Original Issue Price;

(ii) modify, amend or waive the rights, privileges and preferences of the Series D Preferred Stock in a manner adverse to the Series D Preferred Stock;

(iii) pay or declare any dividend on any shares of capital stock of this corporation;

(iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at no higher than the original purchase price of such shares from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service;

(v) increase or decrease the number of authorized shares of Series D Preferred Stock; or

(vi) amend this Section 6(c).

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. This Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8. Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid (or, in the case of foreign holders, by internationally recognized courier, with written verification of receipt), and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law (including without limitation facsimile transmission when directed to a number at which the stockholder has consented to receive notice and e-mail when directed to the electronic mail address at which the stockholder has consented to receive notice), on the day such electronic transmission is sent, if sent during the normal business hours of the recipient, and if not then on the next business day, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

9. Waiver. Except as otherwise set forth herein, (a) any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Preferred Majority and (b) at any time more than one (1) series of Preferred Stock is issued and outstanding, any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of a majority the shares of such series of Preferred Stock then outstanding.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Subject to compliance with Article IV(B)(6) hereof, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

Elections of directors need not be by written ballot unless the Bylaws of the corporation so shall so provide.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE VIII

To the fullest extent permitted by the General Corporation Law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article VIII by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE IX

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation, subject to the Protective Provisions set forth above.

ARTICLE X

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law (“CGCL”)) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XI

In connection with repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases. In the case of any such repurchases, distributions by the corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.

ARTICLE XII

This corporation renounces, to the fullest extent permitted by law, any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article XII will only be prospective and will not affect the rights under this Article XII in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of the Preferred Majority will be required to amend or repeal, or to adopt any provisions inconsistent with this Article XII.

ARTICLE XIII

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby

* * *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature page follows.]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation as of February 12, 2024.

/s/ Jitendra Mohan
Jitendra Mohan, Chief Executive Officer